Exhibit (d)(74)
AMENDMENT TO
JANUS ASPEN SERIES
INVESTMENT ADVISORY AGREEMENT
WORLDWIDE PORTFOLIO
     THIS AMENDMENT is made this 1st day of May, 2013, between JANUS ASPEN SERIES, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Worldwide Portfolio (the “Fund”), dated July 1, 2004, amended February 1, 2006 and December 3, 2010, and has been further amended (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, the name of Worldwide Portfolio has been changed to Global Research Portfolio;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to “Worldwide Portfolio” have been changed to “Global Research Portfolio.”
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi W. Hardin
Heidi W. Hardin
Senior Vice President, General Counsel and Secretary

JANUS ASPEN SERIES
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President, Chief Legal Counsel and Secretary